Exhibit 99.1

Bancorp of New Jersey, Inc. Reports Continued Record Earnings

and Record Assets

August 14, 2013

Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE MKT: BKJ), the holding company of Bank of New Jersey, reported its strongest first six months net income.  Net income for the six months ended June 30, 2013 reached $2.3 million compared to net income of $1.9 million for the six months ended June 30, 2012.  This represents a 19.6% increase in net income, or approximately $370 thousand.  Earnings per diluted share reached $0.42 for the six months ended June 30, 2013 compared to $0.36 per diluted share for the six months ended June 30, 2012.  Net income for the second quarter of 2013 was $1.1 million, an increase of approximately $123 thousand, or 12.4%, as compared to net income of $994 thousand for the second quarter of 2012.  Earnings per diluted share grew to $0.21 for the quarter ended June 30, 2013, an increase of $0.02, or 10.5%, over the diluted earnings per share of $0.19 for the quarter ended June 30, 2012.  The net income generated during this quarter represents the company’s twenty-sixth consecutive quarter of profitability and represents the company’s strongest six month period to begin a year.

During the six months ended June 30, 2013, net interest income increased by $850 thousand, or 10.2%, reaching $9.2 million from $8.3 million for the six months ended June 30, 2012.  During the second quarter of 2013, net interest income was $4.6 million and represented an increase of approximately $275 thousand, or 6.3%, from $4.3 million for the second quarter of 2012.  The increased net interest income is primarily driven by interest income from loans as a result of higher average loan balances.  The increased loan balances are the result of loan production during the first half of 2013.  During the first six months of 2013, non-interest expense, net, increased by $410 thousand, or 9.0%, reaching $5.0 million from $4.6 million for the first six months of 2012.  During the second quarter of 2013, non-interest expense, net increased by $88 thousand, or 3.7%, and remained relatively level at approximately $2.4 million as compared to the second quarter of 2012.  The increase in non-interest expense, net, is, primarily, due to increased operating costs and salaries associated with expansion of the branch network as well as other costs associated with the Company’s growth.  For the six months ended June 30, 2013, the provision for loan losses was $460 thousand, compared to provision for loan losses of $625 thousand, for the six months ended June 30, 2012.  For the quarter ended June 30, 2013, the provision for loan losses was $320 thousand, compared to provision for loan losses of $330 thousand, for the three months ended June 30, 2012.   Management believes the amount of the provision reflects the credit quality of our loan portfolio.

Bancorp of New Jersey’s total assets reached $588.5 million at June 30, 2013, compared to $571.4 million at December 31, 2012.  Total loans reached $472.4 million at June 30, 2013, compared to $435.7 million at December 31, 2012, representing an increase of $36.7 million, or 8.4%.  Total deposits increased to $533.1 million at June 30, 2013 from $515.7 million at December 31, 2012, an increase of $17.3 million, or 3.4%.  Stockholder’s equity remained relatively level at approximately $53.7 million at June 30, 2013, and December 31, 2012.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank, currently, has 8 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, and Cliffside Park.  A ninth location in Woodcliff Lake is expected to open during the third quarter of 2013.  A tenth location, in Englewood Cliffs, NJ, has received regulatory approvals from the FDIC and the NJDOBI.  All locations are in Bergen County, NJ.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; changes in interest rates and shape of the yield curve; credit risk associated with our lending activities; risks relating to our market area, significant real estate collateral and the real estate market; operating, legal and regulatory risk; fiscal and monetary policy; economic, political and competitive forces affecting our business; and that management’s analysis of these risks and factors could be incorrect, and/or that the strategies developed to address them could be unsuccessful.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
INCOME STATEMENT	2013	2012	2013	2012
Net Interest Income	$4,608	$4,333	$9,169	$8,319
Provision for loan losses	320	330	460	625
Noninterest Expense, net	2,443	2,355	4,977	4,567
Pretax Income	1,845	1,648	3,732	3,127
Tax Expense	728	654	1,470	1,236
Net Income	$1,117	$994	$2,262	$1,891

Basic Earnings per Share	$0.21	$0.19	$0.43	$0.36
Diluted Earnings per Share	$0.21	$0.19	$0.42	$0.36

Weighted Average Shares — Basic	5,292	5,207	5,252	5,207
Weighted Average Shares — Diluted	5,367	5,211	5,335	5,211

SELECTED BALANCE SHEET DATA AT END OF PERIOD	6/30/2013	12/31/2012
Total Loans	$472,411	$435,729
Allowance for Loan Losses	5,534	5,072
Investment Securities	72,230	93,962
Total Assets	588,523	571,374
Total Deposits	533,071	515,735
Stockholders’ Equity	53,733	53,720